December 21, 1995



Merrill Lynch EuroFund
P.O. Box 9011
Princeton, New Jersey  08543-9011

Ladies and Gentlemen:

     This opinion is furnished in
connection with the notice (the
"Notice") to be filed by Merrill Lynch
EuroFund, a Massachusetts business
trust (the "Fund"), with the Securities
and Exchange Commission pursuant
to Rule 24f-2 under the Investment
Company Act of 1940, as amended.
The Notice is being filed to make
definite the registration under the
Securities Act of 1933, as amended,
of 15,791,459 shares of beneficial
interest, par value $0.10 per share, of
the Fund (the "Shares") which were
sold during the Fund's fiscal year ended
October 31, 1995.

     As counsel for the Fund, we are
familiar with the proceedings taken by
it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Fund, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of
the opinion that the Shares were legally issued, fully paid and non-assessable.

     In rendering this opinion, we have
relied as to matters of Massachusetts
law upon an opinion of Bingham,
Dana & Gould, dated December 20,
1995, rendered to the Fund.

     We hereby consent to the filing of
this opinion with the Securities and
Exchange Commission as an attachment
to the Notice.

Very truly yours,